Exhibit 10.5

AMENDMENT TO

FACILITY AGREEMENT DATED 19.1.2022

Executed on April 25, 2022

By and Among

GAUZY LTD.

Company number 514335967

14 Hatehiya Street, Tel Aviv Israel 6816914

(the “Company”)

and

VISION LITE, société par actions simplifiée

(“Vision Lite”)

On the first part;

THE LENDERS

As provided in Annex A of this Agreement

On the second part;

and

Klirmark Capital 3 Ltd.

and

Davidson & W Technology Growth Cayman LP

(collectively, the “Facility Agent”)

On the third part;

Whereas	the Company and the Finance Parties entered into that certain Facility Agreement dated 19.1.2022 (the “Facility Agreement”), pursuant to which the Lenders have advanced to the Company the Loan in the principal amount of USD 20,000,000; and

Whereas	the parties have agreed to enter into this Amendment in accordance with the terms and conditions set forth hereunder;

Therefore it has been declared, stipulated and agreed among the parties as follows:

1.	General; interpretation

In this Amendment, unless the subject matter requires otherwise:

1.1.	The preamble of this Amendment and its appendices constitute an integral part thereof.

1.2.	This Amendment is an integral part of the Facility Agreement. Any provision of the Facility Agreement which is not amended hereunder shall remain in full force and effect.

1.3.	The term “Secured Obligations” in Section 2.57 of the Facility Agreement shall be amended by replacing it in its entirety as follows: ““Secured Obligations” – all of the respective Obligations of the Company and Vision Lite towards the Finance Parties pursuant to the Facility Agreement and all other Finance Documents, including principal, interest of any kind, fees, payments and commissions due to the Finance Parties, amounts of the additional consideration payable pursuant to Section 21, exchange rates, and including for payment of expenses and reasonable payments incurred by the Finance Parties in connection with or for protection of, or for maintaining or enforcing their rights and all in accordance with the Finance Documents.”

1.4.	Terms defined in the Facility Agreement shall have the same meaning ascribed thereto in this Amendment, unless a contrary indication appears in this Amendment.

2.	Additional Definitions

For the purposes of the Facility Agreement, as amended in this Amendment, the following terms shall have the meaning ascribed thereto herein:

“Gauzy Lenders” – Klirmark Opportunity Fund III, LP and its successors and assignees.

“Novation Date” – April 25, 2022.

“Vision Lite Lenders” – Davidson & W Technology Growth Cayman LP and its successors and assignees.

3.	Accession as borrower and assumption of obligations

3.1.	Effective as of the Novation Date, Vision Lite accedes to the Facility Agreement as borrower, and assumes and accepts the rights and obligations of the Company in respect of a part of the Loan extended on the Effective Date to the Company, in the principal amount of USD5,000,000.

3.2.	Following the aforementioned assumption, as of the Novation Date, the outstanding principal of the Loan shall be as follows:

USD 15,000,000 owed by the Company to the Gauzy Lenders (“Gauzy Loan”) and

USD 5,000,000 owed by Vision Lite to the Vision Lite Lenders (“Vision Lite Loan”).

3.3.	Following the aforementioned assumption, as of the Novation Date, the Facility shall be provided to the Company and Vision Lite and the second drawdown of the remaining Available Amount may be made by the Company and Vision Lite respectively, so that, upon the fulfilment of the conditions and requirements set forth in Sections 3 and 4 of the Facility Agreement, and simultaneously on the date of such second drawdown, up to 75% of the remaining Available Amount (in the principal amount of USD 7,500,000), as may be requested by the Company, shall be extended to the Company by the Gauzy Lenders, and shall constitute an integral part of the Gauzy Loan, and up to 25% of the remaining Available Amount (in the principal amount of USD 2,500,000), as may be requested by Vision Lite, shall be extended to Vision Lite by the Vision Lite Lenders, and shall constitute an integral part of the Vision Lite Loan. For the avoidance of doubt, the Company and Vision Lite may only request the second drawdown to be extended simultaneously, and so that the amount extended to the Company shall constitute 75% of the aggregate amount of the second drawdown, and the amount extended to Vision Lite shall constitute 25% of such aggregate amount of the second drawdown.

4.	Interest, Agency Fees and Additional Consideration, repayment of the Loan Principal Balance, Prepayment

Provisions of the Facility Agreement relating to the Company and to the Gauzy Loan shall apply to Vision Lite and the Vision Lite Loan, mutatis mutandis, and subject to the provisions of this Amendment, including the following modifications:

4.1.	The Loan Principal Balance of the Gauzy Loan shall bear Interest and Agency Fees as set forth in Sections 5.1 and 20.2 of the Facility Agreement. Such Agency Fees shall be paid only to Klirmark Capital 3 Ltd. (or its successors and assignees).

4.2.	The Loan Principal Balance of the Vision Lite Loan shall bear Interest at an annual rate of 11.5% and shall not bear Agency Fees, and otherwise the provisions of Section 5.1 of the Facility Agreement shall apply to the Loan Principal Balance of the Vision Lite Loan.

4.3.	The additional consideration pursuant to Section 21 of the Facility Agreement shall be payable as follows: 75% of the additional consideration shall be payable by the Company to the Gauzy Lenders, and 25% of the additional consideration shall be payable by Vision Lite to the Vision Lite Lenders, provided that if the Vision Lite Lenders elect to receive the additional consideration payable to them in listed shares pursuant to Section 21.4 of the Facility Agreement, then such additional consideration amount shall be deemed to have been paid by Vision Lite to the Vision Lite Lenders upon issuance of the listed shares (and shall be either discharged by payment or set-off of a corresponding amount by Vision Lite to the Company or recorded as a loan made by the Company to Vision Lite).

4.4.	The principal of both Gauzy Loan and the Vision Lite Loan shall be repaid in accordance with the provisions of Section 5.2 of the Facility Agreement, it being clarified that any amount on account of the Gauzy Loan shall be repaid to the Gauzy Lenders and any amount on account of the Vision Lite Loan shall be repaid to the Vision Lite Lenders.

4.5.	Any prepayment pursuant to Section 6 of the Facility Agreement and any amounts paid and/or received by way of realization or enforcement of any Collateral (“Loan Payments”), shall be allocated as follows: 75% of the Loan Payments – on account of the Loan Principal Balance of Gauzy Loan, and 25% of the Loan Payments – on account of the Loan Principal Balance of the Vision Lite Loan.

4.6.	For the avoidance of doubt, the provisions of Sections 5.3 and 8 of the Facility Agreement shall apply to any payments made by the Company or Vision Lite or on behalf of any of them.

5.	Information, Collateral and Undertakings, Acceleration and Immediate Repayment, Notices

5.1.	The Company hereby guarantees the full and timely payment by Vision Lite of any and all the Secured Obligations applicable to Vision Lite pursuant to the Facility Agreement and any other Finance Documents. The Company hereby waives any and all defenses and rights pursuant to the provisions of The Guarantee Law, 1967.

5.2.	The Company and Vision Lite respectively undertake as follows: (i) the debenture made by the Company pursuant to Section 10.1 of the Facility Agreement shall be amended to refer to the Secured Obligations as amended by this Amendment; (ii) the Company shall enter into a second ranking Pledge of Securities Account Agreement and a second ranking Receivables Pledge Agreement in favor of the Facility Agent for the benefit of the Lenders securing the Secured Obligations under the Facility Agreement; (iii) the first ranking of the Pledge of Securities Account Agreement, Receivable Pledge Agreement and the Bank Accounts Pledge Agreement, made by Vision Lite as pledgor and the Company as beneficiary, all dated 26.1.2022, shall be assigned by the Company to the Facility Agent for benefit of the Finance Parties; (iii) Vision Lite shall enter into a first ranking Pledge of Securities Account Agreement, a first ranking Bank Accounts Pledge Agreement and a first ranking Receivables Pledge Agreement in favor of the Facility Agent for the benefit of the Vision Lite Lenders securing its Secured Obligations under the Facility Agreement. The definition of “Target Security” shall be amended to include such additional and amended Collateral Documents as specified herein. The Company and Vision Lite shall deliver to the Finance Parties, no later than 7 days from the Novation Date, a legal opinion, in form and substance acceptable to the Finance Parties, confirming that the security interest pursuant to the aforementioned Collateral Documents are existing and perfected in favor of the respective pledgees under such Collateral Documents.

5.3.	The undertakings set forth in Sections 12.1, 12.2, 12.4, 12.5 (provided that Vision Lite may not have any Financial Indebtedness other than the Vision Lite Loan and on account of Shareholder Loans extended to it by the Company), 12.8, 12.9, 12.10, and 12.12 of the Facility Agreement shall apply to Vision Lite, in addition to the Company.

5.4.	Acceleration of the Secured Obligations pursuant to Section 13 of the Facility Agreement shall relate to all Secured Obligations, owed by the Company and Vision Lite. In addition, the Events of Default shall be deemed to include any event or circumstances described therein, in respect of Vision Lite (in addition to the Company) other than, for the avoidance of doubt, the Events of Default specified in Sections 13.1.5, 13.1.6, 13.1.7 and 13.1.22 which refer only to the Company. For the avoidance of doubt, the rights of the Finance Parties upon the occurrence of any Event of Default shall apply to all Secured Obligations, regardless of the Event of Default relating to any of the Company and Vision Lite or both of them.

5.5.	Notices to Vision Lite may be made to the following addresses:

C/O Gauzy Ltd.

Address: 14 Hatehiya Street, Tel Aviv Israel 6816914

Attn: Eyal Peso (CEO), Meir Peleg (CFO)

Email: Eyal Peso eyal@gauzy.com; Meir Peleg meir.peleg@gauzy.com

6.	Representations and Warranties of the Company and Vision Lite

The Company and Vision Lite confirm that they are aware that the Finance Parties have entered into this Amendment in complete reliance upon their representations set forth in this Section 6 hereunder. Without derogating and/or detracting from any declaration and/or representation and/or undertaking of the Company and Vision Lite any any other Finance Documents, each of the Company and Vision Lite represents and undertakes towards the Finance Parties as follows:

6.1.	Each of the Company and Vision Lite has all legal capacity, authority and rights to engage under this Amendment and the Finance Documents and to fulfill all provisions and conditions thereof.

6.2.	Each of the Company and Vision Lite has obtained all consents, permits, licenses and approvals required by applicable law (including in accordance with its incorporation documents and applicable law), in connection with its execution and performance under the Finance Documents and, in addition, and have fulfilled all of its obligations and conditions in accordance with such consents, permits, licenses and approvals, which are in full force and effect (and no event has occurred that may constitute breach and/or impact their validity), and no other consents, permits and/or approvals are necessary under applicable law, in Israel, France or elsewhere, and/or under its incorporation documents, for purpose of implementing or consummating any of the actions or transactions required by the Company or Vision Lite according to this Amendment and the other Finance Documents and/or to grant binding effect and enforceability to the legal results deriving from the Finance Documents.

6.3.	Each of the Finance Documents constitutes a lawful, effective, valid, binding and enforceable obligation of the Company and Vision Lite, respectively, according to their terms and conditions.

6.4.	The entry of the Company and Vision Lite into this Amendment, and the accession of Vision Lite to the Finance Documents, and fulfillment of the obligation contained in each of them: (a) does not contradict provisions of law applicable to the Company or Vision Lite; (b) does not and shall not cause breach of any contract, document or undertaking of the Company or Vision Lite; (c) does not and shall not constitute breach and/or deviation from any provision of the incorporation documents and/or resolutions of the authorized organs of the Company or of Vision Lite; and (d) shall not cause imposing or exercising any Pledges on any asset or right of the Company and/or Vision Lite.

6.5.	Following the assumption of the Vision Lite Loan by Vision Lite as set forth in this Amendment, the outstanding balance of Shareholder Loans owed by Vision Lite to the Company is approx. EUR 17,498,000. Except for such Shareholder Loans and the Secured Obligations, Vision Lite does not have any Financial Indebtedness.

6.6.	Except for under the Collateral Documents and any Permitted Security, the assets and property of Vision Lite is free and clear of any Pledges.

6.7.	There is no Default outstanding and no Default is reasonably likely to occur immediately following the execution of this Amendment.

7.	Applicable law and jurisdiction

7.1.	This Amendment and any matter related thereto or derived therefrom shall be governed solely and exclusively by Israeli law, without applying any rules regarding the application the laws of any other jurisdiction.

7.2.	The competent courts in Tel Aviv, Israel have exclusive jurisdiction to settle any dispute arising out of or in connection with this Amendment and the Facility Agreement (including a dispute relating to the existence, validity or termination of this Amendment or any non-contractual obligation arising out of or in connection with this Amendment) (a “Dispute”).

7.3.	The Parties agree that the competent courts in Tel Aviv, Israel are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

7.4.	Vision Lite hereby irrevocably appoints the Company to serve as its agent for purposes of service of any court documents or legal proceedings relating to a Dispute, and any service made to the Company on behalf of Vision Lite shall be deemed service to Vision Lite. The Company irrevocably accepts such appointment.

7.5.	Notwithstanding the above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

8.	General provisions

8.1.	Vision Lite shall bear the expenses of the Finance Parties relating to this Amendment, in the amount of NIS 30,000 plus VAT.

8.2.	This Amendment may be executed on a single page that includes the signatures of all parties or may be signed on separate pages to be attached to this Amendment and together constituting valid execution of the parties.

In witness hereof the parties have signed:

[signatures page attached]

Signatures Page

Gauzy Ltd.	Vision Lite, société par actions simplifiée
/s/ Eyal Peso
/s/ Meir Peleg

/s/ Carl Putman
Klirmark Opportunity Fund III, Limited Partnership	Davidson & W Technology Growth Cayman Limited Partnership

/s/ Klirmark Opportunity Fund III, L.P.	/s/ Davidson

By: Klirkmark Fund III (G.P.) L.P.

By: Klirmark Fund 3 General Partner LTD

Facility Agent
(Klirmark Capital 3 Ltd.
and
Davidson & W Technology Growth Cayman LP)

/s/ Klirmark Capital 3 Ltd.

/s/ Davidson